Filed Pursuant to Rule 424(b)(2)

Registration No. 333-272447

Pricing Supplement dated August 30, 2024
(To Equity Index Underlying Supplement dated September 5, 2023, Prospectus Supplement dated September 5, 2023 and Prospectus dated September 5, 2023)

Canadian Imperial Bank of Commerce

STRUCTURED INVESTMENTS          Opportunities in International Equities

$6,515,000 Trigger Jump Securities Based on the Performance of the EURO STOXX 50® Index due September 3, 2027

Principal at Risk Securities

The Trigger Jump Securities (the “securities”) are unsecured debt obligations of Canadian Imperial Bank of Commerce (“CIBC” or the “Bank”). The securities will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying underlying supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the Underlying Index has not changed or has appreciated in value by no more than 34.85% over the term of the securities, you will receive for each security that you hold at maturity the Stated Principal Amount of $1,000 plus $348.50. If the Underlying Index has appreciated by more than 34.85%, you will receive for each security that you hold at maturity the Stated Principal Amount plus an amount based on the percentage increase of the Underlying Index. If the Final Index Value is less than the Initial Index Value but greater than or equal to the Downside Threshold Level of 90.00% of the Initial Index Value, meaning that the Underlying Index has depreciated in value but by no more than 10.00%, you will receive the Stated Principal Amount. However, if the Final Index Value is less than the Downside Threshold Level, meaning that the Underlying Index has depreciated by more than 10.00% from its Initial Index Value, the payment due at maturity will be significantly less than the Stated Principal Amount of the securities by an amount that is proportionate to the full percentage decrease in the Final Index Value from the Initial Index Value. Under these circumstances, the Payment at Maturity per security will be less than $900 and could be zero. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the Upside Payment feature that applies to a limited range of performance of the Underlying Index. Investors may lose their entire initial investment in the securities.

Any payment is subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, the Underlying Index or any securities included in the Underlying Index. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus).

FINAL TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The EURO STOXX 50® Index (Bloomberg symbol: SX5E)
Aggregate Principal Amount:	$6,515,000
Stated Principal Amount:	$1,000 per security
Pricing Date:	August 30, 2024
Original Issue Date:	September 5, 2024 (3 Business Days after the Pricing Date)
Valuation Date:	August 31, 2027, subject to postponement for non-Trading Days and certain Market Disruption Events as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement
Maturity Date:	September 3, 2027, subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Payment at Maturity per Security:

•              If the Final Index Value is greater than or equal to the Initial Index Value:

$1,000 + the greater of (i) $1,000 × Index Percent Change and (ii) Upside Payment

•               If the Final Index Value is less than the Initial Index Value but is greater than or equal to the Downside Threshold Level, meaning the value of the Underlying Index has declined by no more than 10.00% from its Initial Index Value:

$1,000

•               If the Final Index Value is less than the Downside Threshold Level, meaning the value of the Underlying Index has declined by more than 10.00% from its Initial Index Value:

$1,000 × Index Performance Factor

Under these circumstances, the Payment at Maturity will be significantly less than the Stated Principal Amount of $1,000, and will represent a loss of more than 10.00%, and possibly all, of your investment.

Upside Payment:	$348.50 per security (or 34.85% of the Stated Principal Amount)
Index Percent Change:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Downside Threshold Level:	4,462.182, which is 90.00% of the Initial Index Value
Initial Index Value:	4,957.98, which was the Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
Interest:	None
CUSIP / ISIN:	13607XT23 / US13607XT231
Listing:	The securities will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Issuer
Per Security	$1,000.00	$25.00(1)
		$5.00(2)	$970.00
Total	$6,515,000.00	$162,875.00 $32,575.00	$6,319,550.00

(1)      CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a fee of $30.00 per security and will pay Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) a fixed sales commission of $25.00 for each security they sell. See “Additional Information About the Securities — Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2)     Of the $30.00 per security received by CIBCWM, CIBCWM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each security.

The initial estimated value of the securities on the Pricing Date as determined by CIBC is $960.90 per security, which is less than the price to public. See “Risk Factors—General Risks” beginning on page 7 of this pricing supplement and “Additional Information About the Securities—The Bank’s Estimated Value of the Securities” on page 13 of this pricing supplement for additional information.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

Equity Index Underlying supplement dated September 5, 2023	Prospectus supplement dated September 5, 2023	Prospectus dated September 5, 2023

Trigger Jump Securities Based on the Performance of the EURO STOXX 50® Index due September 3, 2027

Principal at Risk Securities

Investment Summary

Trigger Jump Securities

Principal at Risk Securities

The Trigger Jump Securities Based on the Performance of the EURO STOXX 50® Index due September 3, 2027 (the “securities”) can be used:

▪	As an alternative to direct exposure to the Underlying Index that provides a positive return of 34.85% if the Underlying Index has appreciated or has not changed at all over the term of the securities and offers an uncapped 1-to-1 participation in the appreciation of the Underlying Index if such appreciation is greater than 34.85%.

▪	To enhance returns and potentially outperform the Underlying Index in a moderately bullish scenario.

▪	To obtain limited protection against the loss of principal in the event of a decline of the Underlying Index over the term of the securities, but only if the Final Index Value is greater than or equal to the Downside Threshold Level.

If the Final Index Value is less than the Downside Threshold Level, the securities are exposed on a 1:1 basis to the percentage decline of the Final Index Value from the Initial Index Value. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 3 years
Upside Payment:	$348.50 per security (or 34.85% of the Stated Principal Amount)
Maximum Payment at Maturity:	None
Minimum Payment at Maturity:	None
Downside Threshold Level:	90% of the Initial Index Value
Interest:	None. You could lose your entire initial investment in the securities.

Key Investment Rationale

The securities do not pay interest but offer a positive return of 34.85% if the Underlying Index appreciates or does not change at all over the term of the securities, an uncapped 1-to-1 participation in any Underlying Index appreciation of greater than 34.85%, and limited protection against a decline in the Underlying Index of up to 10.00%. However, if, as of the Valuation Date, the value of the Underlying Index has declined by more than 10.00% from the Initial Index Value, the Payment at Maturity per security will be less than $900, and could be zero. Investors may lose their entire initial investment in the securities. Any payment on the securities is subject to our credit risk.

Upside Scenario	If the Final Index Value is greater than or equal to the Initial Index Value, the Payment at Maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 multiplied by the Index Percent Change and (ii) the Upside Payment of $348.50. There is no maximum Payment at Maturity.
Par Scenario	If the Final Index Value is less than the Initial Index Value but greater than or equal to the Downside Threshold Level, which means that the Underlying Index has depreciated by no more than 10% from its Initial Index Value, the Payment at Maturity will be $1,000 per security.
Downside Scenario	If the Final Index Value is less than the Downside Threshold Level, which means that the Underlying Index has depreciated by more than 10.00% from its Initial Index Value, you will lose 1.00% of principal for every 1.00% decline in the value of the Underlying Index from the Initial Index Value (e.g., a 50% depreciation in the Underlying Index will result in a Payment at Maturity of $500 per security). There is no minimum Payment at Maturity, and you could lose your entire initial investment in the securities.

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Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the securities based on the following terms:

Stated Principal Amount:	$1,000 per security
Upside Payment:	$348.50 per security (or 34.85% of the Stated Principal Amount)
Downside Threshold Level:	90.00% of the Initial Index Value
Maximum Payment at Maturity:	None
Minimum Payment at Maturity:	None

Trigger Jump Securities Payoff Diagram

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Principal at Risk Securities

How it works

•	Upside Scenario. If the Final Index Value is greater than or equal to the Initial Index Value, for each security, the investor would receive $1,000 plus the greater of (i) $1,000 multiplied by the Index Percent Change and (ii) the Upside Payment of $348.50. Under the terms of the securities, an investor would receive a Payment at Maturity of $1,348.50 per security if the Final Index Value has not changed or has increased by no more than 34.85% from the Initial Index Value, and would receive $1,000 plus an amount that represents a 1-to-1 participation in the appreciation of the Underlying Index if the Final Index Value has increased from the Initial Index Value by more than 34.85%.

•	Par Scenario. If the Final Index Value is less than the Initial Index Value but is greater than or equal to the Downside Threshold Level, the investor would receive the $1,000 Stated Principal Amount per security.

•	Downside Scenario. If the Final Index Value is less than the Downside Threshold Level, the Payment at Maturity per security would be less than the Stated Principal Amount of $1,000 by an amount that is proportionate to the full percentage decrease of the Underlying Index.

o	For example, if the Final Index Value declines by 50.00% from the Initial Index Value, the Payment at Maturity would be $500 per security (50.00% of the Stated Principal Amount).

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Principal at Risk Securities

Risk Factors

An investment in the securities involves significant risks. This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Structure of the Securities

▪	The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal amount at maturity. If the Final Index Value is less than the Downside Threshold Level (which is 90.00% of the Initial Index Value), the payout at maturity will be an amount in cash that is at least 10.00% less than the $1,000 Stated Principal Amount of each security, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the Underlying Index over the term of the securities, without any buffer. There is no minimum Payment at Maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

▪	The amount payable on the securities is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date. The Final Index Value will be the Closing Level of the Underlying Index on the Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the value of the Underlying Index increases prior to the Valuation Date but then decreases on the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying Index prior to such decrease. Although the actual value of the Underlying Index on the Maturity Date or at other times during the term of the securities may be higher than the Closing Level of the Underlying Index on the Valuation Date, the Payment at Maturity will be based solely on the Closing Level of the Underlying Index on the Valuation Date.

Risks Relating to the Underlying Index

▪	An Investment in the securities is subject to risks associated with foreign securities markets. The Underlying Index includes the stocks of foreign companies, and investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or any securities included in the Underlying Index, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Index or the securities. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

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Principal at Risk Securities

▪	Adjustments to the Underlying Index could adversely affect the value of the securities. The publisher of the Underlying Index can add, delete or substitute the stocks constituting the Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. Any of these actions could adversely affect the value of the securities. The publisher of the Underlying Index may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, we, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. We could have an economic interest that is different than that of investors in the securities insofar as, for example, we are permitted to consider indices that are calculated and published by us or any of our affiliates. If we determine that there is no appropriate successor index, the payout at maturity on the securities will be an amount based on the closing prices on each date that the value of the Underlying Index is to be calculated of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by us in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the discontinuance of the Underlying Index.

Conflicts of Interest

▪	Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the securities. We and our affiliates may engage in trading and other business activities related to the Underlying Index or any securities included in the Underlying Index that are not for your account or on your behalf. We and our affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Index. These activities may present a conflict of interest between your interest in the securities and the interests that we and our affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, and which may be revised at any time without notice to you. Any such research, opinions or recommendations could adversely affect the value of the Underlying Index, and therefore, the market value of the securities. These trading and other business activities, if they adversely affect the value of the Underlying Index or secondary trading in your securities, could be adverse to your interests as a beneficial owner of the securities.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the securities, including hedging our obligations under the securities and making the assumptions and inputs used to determine the pricing of the securities and the initial estimated value of the securities when the terms of the securities were set. We expect to hedge our obligations under the securities through CIBCWM, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the securities. Any of these hedging activities may adversely affect the value of the Underlying Index and therefore the market value of the securities and the amount you will receive, if any, on the securities. In connection with such activities, the economic interests of us and our affiliates may be adverse to your interests as an investor in the securities. Any of these activities may adversely affect the value of the securities. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, one or more of our affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the securities even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, our affiliates or any unaffiliated counterparty receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We, our affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities.

▪	There are potential conflicts of interest between you and the calculation agent. The calculation agent will determine, among other things, the amount of payments on the securities. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event has occurred on the scheduled Valuation Date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

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General Risks

▪	Payments on the securities are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the securities. The securities are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the securities will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payments to be made on the securities depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the securities and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the securities. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

▪	The Bank’s initial estimated value of the securities is lower than the initial issue price (price to public) of the securities. The initial issue price of the securities exceeds the Bank’s initial estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the initial issue price of the securities. See “Additional Information About the Securities —The Bank’s Estimated Value of the Securities” on page 13 of this pricing supplement.

▪	The Bank’s initial estimated value does not represent future values of the securities and may differ from others’ estimates. The Bank’s initial estimated value of the securities is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the securities could change significantly based on, among other things, changes in market conditions, including the value of the Underlying Index, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the securities from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the securities in any secondary market (if any exists) at any time. See “Additional Information About the Securities —The Bank’s Estimated Value of the Securities” on page 13 of this pricing supplement.

▪	The Bank’s initial estimated value of the securities was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of the Bank’s initial estimated value of the securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate for market-linked securities had an adverse effect on the economic terms of the securities and the initial estimated value of the securities on the Pricing Date, and could have an adverse effect on any secondary market prices of the securities. See “Additional Information About the Securities —The Bank’s Estimated Value of the Securities” on page 13 of this pricing supplement.

▪	If CIBCWM were to repurchase your securities after the Original Issue Date, the price may be higher than the then-current estimated value of the securities for a limited time period. While CIBCWM may make markets in the securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the securities will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 24 months after the Pricing Date, the price at which CIBCWM may repurchase the securities is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the securities will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the securities, the prices that it would

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Principal at Risk Securities

pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the securities shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the securities at that time, and could be lower than CIBCWM’s price.

▪	Economic and market factors may adversely affect the terms and market price of the securities prior to maturity. Because structured notes, including the securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the securities at issuance and the market price of the securities prior to maturity. These factors include the value of the Underlying Index; the volatility of the Underlying Index; the dividend rates paid on the securities included in the Underlying Index; the time remaining to the maturity of the securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

▪	The securities will not be listed on any securities exchange and we do not expect a trading market for the securities to develop. The securities will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity.

Tax Risks

▪	The tax treatment of the securities is uncertain. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your own tax situation. See “Additional Information About the Securities — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

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Information About the Underlying Index

The information below is a brief description of the Underlying Index. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

The EURO STOXX 50® Index (Bloomberg ticker: “SX5E <Index>“) is calculated, maintained and published by STOXX Limited. The Underlying Index is designed to track the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in Eurozone countries. See “Index Descriptions—The EURO STOXX 50® Index” beginning on page S-12 of the accompanying underlying supplement for additional information about the Underlying Index.

In addition, information about the Underlying Index may be obtained from other sources, including, but not limited to, the index sponsor's website (including information regarding the Underlying Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any of our affiliates makes any representation that such publicly available information regarding the Underlying Index is accurate or complete.

Information as of market close on August 30, 2024:

Bloomberg Ticker Symbol:	SX5E	52 Weeks Ago: 4,315.31

Current Index Value: 4,957.98		52 Week High (on May 15, 2024): 5,100.90

52 Week Low (on October 27, 2023): 4,014.36

Historical Performance of the Underlying Index

The following graph sets forth the daily Closing Levels of the Underlying Index in the period from January 1, 2019 through August 30, 2024. The table below sets forth the published high and low Closing Levels, as well as end-of-quarter Closing Levels, of the Underlying Index for each quarter in the same period. We obtained the information in the graph and the table below from Bloomberg L.P. (“Bloomberg”) without independent verification. The Underlying Index has at times experienced periods of high volatility. The historical performance of the Underlying Index should not be taken as an indication of its future performance, and no assurance can be given as to the value of the Underlying Index at any time during the term of the securities, including the Valuation Date. We cannot give you assurance that the performance of the Underlying Index will result in the return of any of your investment.

EURO STOXX 50® Index Daily Closing Levels January 1, 2019 to August 30, 2024

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EURO STOXX 50® Index	High	Low	Period End
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter	5,083.42	4,403.08	5,083.42
Second Quarter	5,100.90	4,839.14	4,894.02
Third Quarter (through August 30, 2024)	5,043.02	4,811.28	4,957.98

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Additional Information About the Securities

Calculation Agent:	CIBC
Minimum Ticketing Size:	$1,000 / 1 security
United States Federal Income Tax Considerations:

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your securities. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your securities for more than one year.

The expected characterization of the securities is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the securities and certain other considerations with respect to an investment in the securities, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the securities are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations:	In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the securities; (c) does not use or hold and is not deemed to use or hold the securities in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the securities; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization

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rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the securities is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest):

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the securities from CIBC for distribution to Morgan Stanley Wealth Management. Morgan Stanley Wealth Management and its financial advisors will collectively receive from CIBCWM a fixed sales commission of $25.00 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security. The costs included in the original issue price of the securities will also include a fee paid by CIBCWM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest for providing certain electronic platform services with respect to this offering.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the securities against payment therefor in New York, New York on a date that is more than one business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the securities. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the securities includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the securities. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the securities. As a result, you may experience an immediate and substantial decline in the market value of your securities on the Original Issue Date.

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The Bank’s Estimated Value of the Securities:

The Bank’s initial estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the securities was not determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the securities was determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the securities and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the securities is lower than the initial issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the initial issue price of the securities. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—The Bank’s initial estimated value of the securities is lower than the initial issue price (price to public) of the securities” in this pricing supplement.

Where You Can Find More Information:

You should read this pricing supplement together with the prospectus dated September 5, 2023 (the “prospectus”), the prospectus supplement dated September 5, 2023 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated September 5, 2023 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this document are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Reference Asset” in the underlying supplement will be references to “Underlying Index” herein, and references to “Final Valuation Date” in the underlying supplement will be references to “Valuation Date” herein.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows:

•          Underlying supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098170/tm2322483d89_424b5.htm

•         Prospectus supplement dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098166/tm2322483d94_424b5.htm

•          Prospectus dated September 5, 2023:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923098163/tm2325339d10_424b3.htm

Validity of the Securities:	In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter

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governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated June 6, 2023, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated June 6, 2023, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on June 6, 2023.

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